Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-239446 on Form S-1 of our reports dated March 16, 2020 relating to the financial statements and financial statement schedule of Ampco-Pittsburgh Corporation appearing in the Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
August 13, 2020